Exhibit 16.1

Deloitte & Touche LLP
1111 Bagby Street
Suite 4500
Houston, TX 77002-2591
USA

Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com

November 14, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Venator Materials PLC’s Form 8-K dated November 14, 2018, and have the following comments:

1.                      We have no basis on which to agree or disagree with the statements made in the first paragraph, except we agree with the statement “Accordingly, on November 14, 2018, the Audit Committee recommended and approved the dismissal of Deloitte & Touche LLP, the US member firm of the Deloitte network (“Deloitte US”), as the Company’s independent registered public accounting firm for the year ending December 31, 2018.”

2.                      We agree with the statements made in the second and fourth paragraphs.

3.                      We have no basis on which to agree or disagree with the statements made in the third paragraph, except we agree with the statement “Deloitte UK participated in a portion of the audit of the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016.”

Yours truly,

/s/ Deloitte & Touche LLP